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                                                                      Exhibit 12

[LOGO OF DECHERT LLP]

[LETTERHEAD OF DECHERT LLP]

[    ], 2003

Board of Trustees
Pictet Funds
101 Federal Street
Boston, Massachusetts 02110

Board of Directors
Forward Funds, Inc.
433 California Street, 11/th/ Floor
San Francisco, California 94104

RE:   Reorganizations of (1) Pictet Global Emerging Markets Fund (a "Target"), a
separate series of Pictet Funds, a Massachusetts business trust ("Trust"), into Forward Global Emerging Markets Fund (an "Acquiring Fund"), a separate series of Forward Funds, Inc., a Maryland corporation ("Company"); and (2) Pictet International Small Companies Fund (a "Target"), a separate series of Trust, into Forward International Small Companies Fund (an "Acquiring Fund"), a separate series of Company.

Ladies and Gentlemen:

              You have requested our opinion regarding certain federal income tax consequences to each Target, to the holders of the shares of each Target (the "Target Shareholders"), and to each Acquiring Fund, in connection with the proposed transfer of substantially all of the assets of each Target to the corresponding Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"), followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target, all pursuant to an Agreement and Plan of
Reorganization (the "Plan") dated as of [    ], 2003, between the Trust on
behalf of each Target and the Company on behalf of each Acquiring Fund (each a "Reorganization" and together, the "Reorganizations").

              For purposes of this opinion, we have examined and rely upon (1)
the Plan, (2) the Proxy Statement Materials, dated [     ], 2003, filed by the
Target Company with the Securities and Exchange Commission and submitted to Target Shareholders, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Company on behalf of each Acquiring Fund, as set forth above, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of each Target, as set forth above, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

              This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in

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Board of Trustees
Board of Directors
[     ], 2003
Page 2

effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and Proxy Statement Materials referred to above.

              Based upon the foregoing, it is our opinion that, with respect to each Reorganization:

1. The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, except that we do not express any opinion as to whether Target will be required to recognize gain or loss on the transfer to Acquiring Fund of any contracts described in section 1256(b) of the Code. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. The aggregated adjusted basis to Acquiring Fund of the assets of Target received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the Reorganization exchange.

4. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Target.

5. Acquiring Fund will recognize no gain or loss upon receiving the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities.

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the Reorganization will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

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Board of Trustees
Board of Directors
[      ], 2003
Page 3

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

              We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,